Exhibit 23.4
LETTER OF CONSENT
     We hereby consent to the reference to (i) our firm’s name, (ii) our report relating to the valuation of the purchase price allocation and intangible assets of NetReality Ltd. in Amendment No. 1 to the Registration Statement on Form F-1 of Allot Communications Ltd. dated September 21, 2006 and any amendments thereto.

Very truly yours,
/s/: Vega Consultants Ltd.
VEGA CONSULTANTS LTD.

September 20, 2006
Tel Aviv, Israel